Exhibit 99.1 Press Release from Alanco Technologies, Inc., Dated February 15,
             2005.

FOR IMMEDIATE RELEASE

CONTACTS:   Alanco Investor Relations               Equity Communications
--------   (480) 607-1010                           Ira Weingarten
            www.alanco.com                          (805) 897-1880
            --------------                          equity@silcom.com
                                                    -----------------

                          ALANCO SECOND QUARTER REPORT

                   Data Storage Paces First Half Sales Growth

                Second Half Outlook - TSI PRISM(TM) Developments

(Scottsdale, AZ - February 15, 2005) - ALANCO TECHNOLOGIES, INC. (NASDAQ: ALAN) today announced that sales revenue for its fiscal second quarter increased 69% to $2,086,000 and for the first half ended December 31, 2004 increased 68% to $3,823,000. The sales increases in both periods were primarily due to sales growth in the Company's Data Storage business segment.

The Company incurred a net loss for the second quarter of ($786,000), which included lawsuit expenses of $169,000. In the first half period, the Company reported a net loss of ($1,932,000), which included lawsuit expenses of $303,000 and a $252,000 non-cash charge for in-kind dividends paid on the Company's Preferred Stock.

Data Storage sales for the six-month period increased 42% to $3,187,500, generating an operating profit increase of over 300% to $168,500. TSI PRISM sales and operating loss for the first six months was $635,200 and ($1,036,000), respectively, compared to the previous year period's sales of $25,000 and operating loss of ($987,000). Despite a gross profit improvement of $250,000, TSI PRISM operating loss increased slightly in the first half due to an increase of approximately $400,000 in R&D and marketing expenditures compared to the prior year period.

Relative to the first half lawsuit expenses, the Company believes the plaintiffs' claims are without merit and is pursuing substantial reimbursement of its legal expenses.

Bob Kauffman, Alanco Chairman and CEO, commented on the first half results and the second half outlook:

Data Storage
------------
"The improved performance of our Arraid and Excel/Meridian Data Storage businesses is the result of extensive restructuring of these operations over the past several years during which both organizations have dramatically improved productivity, introduced new products, and added new customers. A further boost was provided from an improving IT marketplace that we believe is still in the early stages of a strong recovery. Arraid President, Gene Nicholas, and Excel/Meridian President, Dick Vanek, are commended for the successful turnarounds of their businesses over this past very challenging period."

"The future prospects for the Data Storage segment are excellent. In January 2005, Arraid was awarded a $655,000 contract by the United States Air Force to provide Arraid's proprietary emulation module (AEM) disc drive replacements for ground-based testing equipment supporting the Cruise Missile Program. This contract is scheduled for completion during the second half and Arraid expects to be awarded two additional contracts in fiscal 2005 totaling approximately $1.0 million."

"We are projecting strong net operating profit growth for our Data Storage businesses in the second half of fiscal 2005."

TSI PRISM RFID Technology
-------------------------
"While gratified with the profitability turnaround in our Data Storage segment, Alanco remains absolutely committed to the development of TSI PRISM as the Company's core strategic business opportunity. During the first half, we continued to advance our proprietary technology, expanded market development activities, and initiated development of new county jail and international market opportunities."

"First half TSI PRISM sales grew modestly due to the pilot installation at Ohio's Ross Correctional Facility, but were obviously disappointing. In order to accelerate projects through the states' procurement process, the Company has been establishing new lobbying relationships in key states. We are beginning to see real progress from these efforts, which we believe will result in finalizing at least four to five new TSI PRISM contract awards during the second half ending June 30, 2005. We anticipate significant revenue generation from new projects during our final fiscal quarter."

"We have also made significant progress in expanding TSI PRISM market opportunities beyond our historical state prison market into metropolitan county jails and the international corrections market."

"County jails represent a major new potential market for TSI PRISM with approximately 700,000 inmates `under roof' (compared to over 2,000,000 inmates in state and federal prisons). A `jail' TSI PRISM application offers similar cost and safety benefits to a `prison' installation, but with distinct operating differences, such as high inmate turnover, which will require, for example, modified TSI PRISM inmate wristbands with quick-release features. We are currently working with two major metropolitan county jails to adopt a modified TSI PRISM system for their specific requirements and expect to be awarded a pilot installation contract during the second half."

"Despite numerous foreign inquiries, until recently the Company has not aggressively pursued the international market for TSI PRISM. Available transmission frequency spectrum has been a primary obstacle. In most major foreign localities, the 900 MHz frequency utilized in our current TSI PRISM system is either unavailable or difficult to license. In consultation with potential partners in Asia and in Europe, Alanco has commenced development of a
2.4 GHz version of TSI PRISM, which is an open, license-free frequency available for use internationally. During the first half the Company made significant progress in this area and is currently bidding, with local partners, on two major prison RFPs for RFID inmate tracking in the Netherlands and in Japan. Both potential contracts are scheduled to be awarded during the second half of this fiscal year."

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is the developer of the TSI PRISM RFID continuous tracking system for the corrections industry, which tracks the location and movement of inmates and officers, resulting in significant prison operating cost reductions and enhanced officer safety and facility security. Utilizing RFID (Radio Frequency Identification) tracking technology with proprietary software and patented hardware components, TSI PRISM provides real-time inmate and officer identification, location and tracking capabilities both indoors and out. TSI PRISM is currently utilized in prisons in Michigan, California, Illinois, and a new Ohio installation. The Company also participates in the data storage industry through two subsidiary companies: Arraid, Inc., a manufacturer of proprietary storage products to upgrade older "legacy" computer systems; and Excel/Meridian Data, Inc., a manufacturer of Network Attached Storage (NAS) systems.

Except for historical information, the statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are subject to, and are qualified by, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. These risks and uncertainties include, but are not limited to, reduced demand for information technology equipment; competitive pricing and difficulty managing product costs; development of new technologies which make the Company's products obsolete; rapid industry changes; failure of an acquired business to further the Company's strategies; the ability to maintain satisfactory relationships with lenders and to remain in compliance with financial loan covenants and other requirements under current banking agreements; and the ability to secure and maintain key contracts and relationships.
                                 (table follows)
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                           Alanco Technologies, Inc.
                 Condensed Consolidated Statement of Operations
                             Six Months Ended 12/31  Three Months Ended 12/31
                                 2004       2003         2004        2003
                             ----------- -----------  ----------- -----------
Revenue
   Data Storage              $ 3,187,500 $ 2,246,700  $ 1,821,800 $ 1,211,300
   RFID Technology               635,200      24,800      263,700      22,800
                             ----------- -----------  ----------- -----------
  Total Revenue                3,822,700   2,271,500    2,085,500   1,234,100
                             =========== ===========  =========== ===========

Gross Profit
   Data Storage                1,047,000     863,900      567,100     468,000
   RFID Technology               257,500       7,000      116,000      10,200
                             ----------- -----------  ----------- -----------
  Total Gross Profit           1,304,500     870,900      683,100     478,200
                             ----------- -----------  ----------- -----------

Selling, General & Admin Exp
   Data Storage                  878,500     822,100      433,300     404,000
   RFID Technology             1,393,900     993,700      703,900     497,400
                             ----------- -----------  ----------- -----------
  Total Segment Oper Exp       2,272,400   1,815,800    1,137,200     901,400
                             ----------- -----------  ----------- -----------

Operating Profit (Loss)
   Data Storage                  168,500      41,800      133,800      64,000
   RFID Technology            (1,136,400)   (986,700)    (587,900)   (487,200)
   Corporate Expense            (795,200)   (448,700)    (411,700)   (243,300)
                             ----------- -----------  ----------- -----------
  Operating Loss              (1,763,100) (1,393,600)    (865,800)   (666,500)
                             ----------- -----------  ----------- -----------

   Other Income & Expenses       (16,800)    (75,500)      (5,400)      5,100
   Preferred Stock Dividends    (251,700)    (27,000)     (15,000)    (14,500)
                             ----------- -----------  ----------- -----------

Net Loss Attributable to
   Common Shareholders       $(2,031,600)$(1,496,100) $  (886,200)$  (675,900)
                             =========== ===========  =========== ===========

Net Loss Per Share           $     (0.08)$     (0.09) $     (0.03)$     (0.04)
                             =========== ===========  =========== ===========

Weighted Average Common
   Shares Outstanding         24,887,000  15,789,200   25,416,700  16,402,100
                             =========== ===========  =========== ===========
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